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                                                                     EXHIBIT 3.1

                                    Delaware
                                 The First State
                                                                          PAGE 1

         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "THE WILLIAMS COMPANIES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 2002, AT 11:30 O'CLOCK A.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                       /s/ Harriet Smith Windsor
                                       ------------------------------------
                                       Harriet Smith Windsor, Secretary of State

2116534 8100                           AUTHENTICATION:   1690674

0201998909                             DATE: 03-27-02

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                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 11:30 A& 03/27/2002
                                                          020199809 -- 2116534

                           CERTIFICATE OF DESIGNATION

                                     OF THE

                  9-7/8% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                          THE WILLIAMS COMPANIES, INC.

                         (Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware)

                  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of The Williams Companies, Inc., a Delaware corporation (hereinafter called the "Corporation"), with the rights, powers and preferences set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority wanted to it under Article FOURTH of the Corporation's Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

                  RESOLVED that pursuant to authority expressly granted to and vested in the Board of Directors by provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), which shall consist of up to 1,466,667 of the 30,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be, and the saint hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be Applicable to the Preferred Stock) are fixed as follows:

                  1. DESIGNATION MID AMOUNT. The designation of such series of the Preferred Stock authorized by this resolution shall be the 9-7/8% Cumulative Convertible Preferred Stock (the "9-7/8% Preferred Stock"). The total number of shares of the 9-7/8% Preferred Stock shall be 1,466,667.

                  2. RANKING. The 9-7/8% Preferred Stock shall rank senior, with respect to dividends and with respect to distributions upon the liquidation, winding up or dissolution of the Corporation, as to the Common Stock and any other stock of the Corporation ranking junior to the 9-7/8% Preferred Stock (collectively, the "Junior Stock"). All series of stock of the Corporation with which the 9-7/8% Preferred Stock ranks on a parity, with respect to dividends or distributions upon the liquidation, winding up or dissolution of the Corporation shall constitute "Parity Stock" and the 9-7/8% Preferred Stock shall rank, as to dividends and distributions upon the liquidation, winding up or dissolution of the Corporation, on a parity with such Parity Stock, which shall include the Existing Parity Preferred Stock. For purposes of this Certificate of Designation, the term "Existing Parity Preferred Stock" shall mean the December

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2000 Cumulative Convertible Preferred Stock of the Corporation, par value $1.00 per share or the March 2001 Mandatorily Convertible Single Reset Preferred Stock of the Corporation, par value $1.00 per share (the "March 2001 Preferred Stock"), as applicable.

                  3.       DIVIDENDS.

                  (a) The holders of 9-7/8% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the assets of the Corporation legally available for payment, cumulative cash dividends per share equal to 9-7/8% per annum of the Stated Value (as herein defined) of such 9-7/8% Preferred Stock. All dividends declared upon the 9-7/8% Preferred Stock shall be declared pro rata per share. For purposes hereof, the term "Stated Value" shall mean $187.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the 9-7/8% Preferred Stock.

                  (b) Dividends on the 9-7/8% Preferred Stock will be payable in equal quarterly installments (except as provided below) in arrears on each January 1, April 1, July 1 and October 1, commencing on July 1, 2002 (each such date being referred to hereinafter as a "Dividend Payment Date") provided, that if such Dividend Payment Date is not a business day, then any payment with respect to such Dividend Payment Date shall be payable on the next succeeding business day. Each such payment shall be payable to holders of record as they appear on the stock books of the Corporation on the record date established by the Corporation for each dividend declared, which record date shall not be more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Dividends on the 9-7/8% Preferred Stock shall accrue on a daily basis commencing on and including the date of issuance, and accrued dividends for each dividend period or portion thereof shall cumulate, to the extent not paid, as of the date on which such dividends were to have been paid. A dividend period shall commence on a Dividend Payment Date and continue to the day next preceding the next succeeding Dividend Payment Date. Accumulated unpaid dividends shall not accrue interest. Dividends payable on the 9-7/8% Preferred Stock for any period less than or more than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Dividends on the 9-7/8% Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are declared. The holders of the 9-7/8% Preferred Stock shall not be entitled to any dividends in excess of the cumulative dividends provided herein. Dividends in arrears for any past dividend periods or portions thereof may be declared and paid at any time witlxut reference to any regular Dividend Payment Date to holders of record on such date as shall be fixed by the Board of Directors subject to applicable law, Dividends on the 9-7/8% Preferred Stock shall cease to accrue on the day immediately preceding the date of conversion in the event of an Optional Conversion, the Mandatory Conversion Date in the event of a Mandatory Conversion, or the Redemption Date in the event of an Optional Redemption (provided, in the event of any conversion or an Optional Redemption, the shares of 9-7/8% Preferred Stock are actually converted or redeemed on the terms provided herein, as applicable). In the case of an Optional Conversion of the 9-7/8% Preferred Stock, the payment of accrued and unpaid dividends shall be subject to Section 6(e).

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                  (c)      Dividends or other distributions for any dividend
period may not be paid on any outstanding shares of Parity Stock unless any such dividends are declared and paid pro raw so that the amounts of any dividends declared and paid per share on outstanding 9-7/8% Preferred Stock and each share of such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of outstanding 9-7/8% Preferred Stock and such outstanding shares of Parity Stock bear to each other.

                  If dividends on any shares of 9-7/8% Preferred Stock are in arrears: (i) no dividends (in cash, stock or other property) may be declared, paid or set aside for payment or any other distribution made on any Parity Stock (except as set forth, above) or Junior Stock (other than dividends or distributions in shares of Junior Stock or options, warrants or rights to subscribe for Junior Stock) and (ii) no Parity Stock oi- Junior Stock nay be redeemed, purchased or otherwise acquired by the Corporation or any subsidiary, except by conversion of such stock into, or exchange of such stock for shares of Junior Stock or options, warrants or rights to subscribe for Junior Stock and cash in lieu of fractional shares of such Junior Stock in connection therewith.

                  (d) Any dividend payment made on the 9-7/8% Preferred Stock shall first be credited against the earliest scented but unpaid dividend due with respect to the 9-7/8% Preferred Stock.

                  (e) For the purposes of this Certificate of Designation, "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close.

                  4.       LIQUIDATION.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of 9-7/8% Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation. available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of Junior Stock, an amount in cash equal to the Stated Value per share plus any dividends (whether or not declared) accrued and unpaid, on the shares of 9-7/8% Preferred Stock to the date of final distribution (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of 9-7/8% Preferred Stock will not be entitled to any further participation. in any distribution in the assets of the Corporation. If, upon any such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation, or proceeds thereof. available for the distribution among the holders of shares of 9-7/8% Preferred Stock and Parity Stock shall be insufficient to pay the holders of shares of 9-7/8% Preferred Stock and any Parity Stock the fill amount to which they shall be entitled, the holders of shares of 9-7/8% Preferred Stock and Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. For the purposes hereof, neither a consolidation nor merger of the Corporation with or into any other corporation, nor a merger of any corporation

                                       3

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with or into the Corporation, nor a sale or exchange or transfer of all or any part of the Corporation's assets for cash, shares of stock, securities or other consideration shall be considered a liquidation, dissolution or winding up of the affair of the Corporation.

                  (b) After the payment of all preferential amounts required to be paid to the holders of 9-7/8% Preferred Stock and any other Parity Stock, the holders of shares of Junior Liquidation Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  5. VOTING RIGHTS. The holders of 9-7/8% Preferred Stock shall have no right to vote except as otherwise specifically provided herein, in the Certificate of Incorporation or as required by statute.

                  (a) in The event the holders of 9-7/8% Preferred Stock shall become entitled to exercise the right to vote as a separate class together with other shares of Preferred Stock then entitled to vote on such matter with the 9-7/8% Preferred Stock, if any, as provided in Section 5(c), each share of 9-7/8% Preferred Stock shall be entitled to one vote.

                  (b) So long as any shares of 9-7/8% Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required in the Certificate of Incorporation or by law, the affirmative vote of the holders of at least a majority of the shares of 9-7/8% Preferred Stock entitled to vote, given in person or by proxy, either pursuant to a consent in writing without a meeting (if permitted by law and the Certificate of incorporation) or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                  (i) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which alters or changes the rights, powers or preferences of the shares of 9-7/8% Preferred Stock so as to affect them adversely. Without limiting the foregoing, the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of Junior Stock shall not require approval by the holders of the 9-7/8% Preferred Stock and such holders shall not be entitled to vote thereon to the fullest extent permitted by law;

                  (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series, or any security convertible into stock of any. class or series, ranking senior to, or on parity with (including the Existing Parity Preferred Stock), the 9-7/8% Preferred Stock with respect to (A) dividends, and/or (B) distributions upon the liquidation, winding up or dissolution of the Corporation;

                  (iii) the merger or consolidation of the Corporation with or into any other corporation or other entity in any case where (A) such merger or consolidation would affect adversely the rights, powers or preferences of the 9-7/8% Preferred Stock, or (B) each holder of shares of 9-7/8% Preferred Stock immediately preceding such merger or consolidation shall not receive or continue to hold in the surviving or resulting corporation or other entity the same number of shares, with substantially the same rights, powers amid preferences (except for those rights, powers and preferences that could be affected without the vote of the holders of the 9-7/-% Preferred. Stock, such as the

                                       4

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         authorization and issuance of Junior Stock), as correspond to the shares of 9-7/8% Preferred Stock held immediately prior to such merger or consolidation (and if neither (A) nor (B) is applicable, then, and in such event, such merger or consolidation shall, not be subject to approval by the holders of the 9-7/8% Preferred Stock and such holders shall not be entitled to vote thereon);

                  (iv)     any reclassification of the 9-7/8% Preferred Stock;
         and

                  (v) any amendment of Section I(5)(b) of Article FOURTH or Section H of Article FIFTH of the Certificate of Incorporation (other than any amendment that does not limit or restrict the right of holders of 9-7/8% Preferred Stock to act by written consent to the extent permitted by Section I(5)(b) of Article FOURTH and Section H of Article FIFTH of the Certificate of Incorporation).

                  (c) (i) In the event that (i) full cumulative dividends on the 9-7/8% Preferred Stock are not paid and are in arrears for four quarterly dividend periods (whether or not consecutive) or (ii) The holders of shares of any other series of Parity Stock have the then present right to elect one or more directors for any reason, the number of directors of the Corporation constituting the entire Board of Directors shall be increased by two persons and the holders of shares of the 9-7/8% Preferred Stock, voting together as a single class with the holders of shares of all other series of Parity Stock of the Corporation having the then present right to elect one or more directors (herein referred to as "Class Voting Stock"), shall have the right to elect such additional two directors to fill such positions at any regular meeting of shareholders or special meeting held in place thereof, or at a special meeting called as provided in Section 5(c)(ii.). Whenever (i) all arrearages of dividends on the 9-7/8% Preferred Stock then outstanding shall have been paid or declared and irrevocably set apart for payment and (ii) the holders of shares of any other series of Parity Stock no longer have the present right to elect one or more directors for any reason (clause (i) and (ii) hereinafter referred to collectively as a "Special Director Termination Event"), then the right of the holders of shares of the 9-7/8% Preferred Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends or in the case of the vesting of voting rights in the holders of shares of any other series of Parity Stock), and the terms of office of all persons previously elected as directors by the holders of shares of the 9-7/8% Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

                  (ii)     At any time after the voting power referred to in
         Section 5(c)(i) shall have been so vested, in the holders of shares of the 9-7/8% Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder or the holders of at least 10% of the number of shares of 9-7/8% Preferred Stock then outstanding (addressed to the Secretary at the principal executive office of the Corporation) shall, call a special meeting of the. holders of shares of the 9-7/8% Preferred Stock and all other Class Voting Stock for the election of the directors to be elected by them pursuant to Section 5(c)(i); provided that the Secretary shall not be required. to call such special meeting if the request for such meeting is received less than 45 calendar days before the date fixed for

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         the next ensuing annual meeting of shareholders. Such call shall be made by notice similar to that provided in the bylaws of the Corporation for a special meeting of the shareholders or as required by law. Subject to the foregoing provisions, if any such special meeting required to be called as above provided shall not be called by the Secretary within 20 calendar days after receipt of an appropriate request, then any holder of shares of 9-7/8% Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books and records of the Corporation. Except as otherwise provided by law, at any such meeting, the holders of a majority of the number of shares of 9-7/8% Preferred Stock and such other Class Voting Stock then outstanding shall constitute a quorum for the purpose of electing directors as contemplated in Section 5(c)(i). If at any such meeting or adjournment thereof, a quorum of such holders of 9-7/8% Preferred Stock and, if applicable, such other Class Voting Stock shall not be present, no election of directors by the 9-7/8% Preferred Stock and, if applicable, such other Class Voting Stock shall take place, and any such meeting may be adjourned from time to time for periods not exceeding 30 calendar days until a quorum of the 9-7/8% Preferred Stock and, if applicable, the Class Voting Stock is present at such adjourned meeting. Unless otherwise provided by law or the Certificate of Incorporation, directors to be elected by the holders of shares of 9-7/8% Preferred Stock and, if applicable, such other Class Voting Stock shall be elected by a plurality of the votes cast by such holders at a meeting at which a quorum is present. Notwithstanding the foregoing, the absence of a quorum of the 9-7/8% Preferred Stock and, if applicable, such other Class Voting Stock shall not prevent the voting of, including the election of, directors by the holders of Common Stock and other classes of capital stock at such meeting.

                  (iii) Any director who shall have been elected by holders of shares of 9-7/8% Preferred Stock voting together, if applicable, as a single class with the holders of one or more other series of Class Voting Stock, or any director so elected as provided below, may be removed at any time during the period in which the holders of shares of the 9-7/8% Preferred Stock voting together, if applicable, as a single class with the holders of one or more other series of Class Voting Stock are entitled to elect directors (such period being referred to herein as a "class voting period"), either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the number of shares of 9-7/8% Preferred Stock (and, if applicable, one or more other series of Class Voting Stock) then outstanding, voting together, if applicable, as a single class with the holders of all other series of Class Voting Stock then outstanding, given at a special meeting of such shareholders called for such. purpose, and any vacancy thereby created may be filled during such class voting period only by the holder of shares of 9-7/8% Preferred Stock and, if applicable the other series, if any, of Class Voting Stock; provided, however, that a Special Director Termination Event has not occurred at the time of such class voting period. In case any vacancy (other than as provided in the preceding sentence) shall occur among the directors elected by the holder of shares of the 9-7/8% Preferred Stock (and, if applicable, such other Class Voting Stock), and provided that a Special Director Termination Event has not occurred, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the shareholders or special meeting held in place thereof upon the nomination of the then remaining director elected by the

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         holders of the 9-7/8% Preferred Stock (and, if applicable, such. other
         Class Voting Stock) or the successor of such remaining director.

                  (d) So long as any shares of 9-7/8% Preferred Stock remain outstanding, the unanimous vote or consent of the shares of the 9-7/8% Preferred Stock outstanding (voting separately as a class) given in person or by Proxy, either by written consent or at any special or annual meeting called for the purpose, shall be necessary to effect any amendment to these resolutions that would (i) except as otherwise permitted by Section 7, increase the Conversion Price or (ii) reduce the annual cash dividends payable on the shares of the Preferred Stock.

                  (e) Holders of 9-7/8% Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent except as otherwise provided by applicable law.

                  6. OPTIONAL CONVERSION. Each share of 9-7/8% Preferred Stock maybe converted at any tune, at the option of the holder thereof ("Optional Conversion"), into the number of fully-paid and non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect (the "Conversion Rate") provided, however, that on any Optional Redemption of the 9-7/8% Preferred Stock pursuant to Section 10 or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of 9-7/8% Preferred Stock; provided, further, however, that in the event the Company fails to redeem any of the 9-7/8% Preferred Stock in accordance with
Section 10 hereof, the right of conversion hereunder with respect to the shares of 9-7/% Preferred Stock not so redeemed shall continue in full force and effect.

                  (a) The initial conversion price, subject to adjustment as provided herein, is equal to $18.75 (the "Conversion Price"). The applicable Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

                  (b) The Corporation shall not issue fractions of shares of Common Stock upon conversion of 9-7/8% Preferred Stock or scrip in lieu thereof If any fraction of a share of Common Stock would, except for the provisions of this Section 6(b), be issuable upon conversion of any 9-7/8% Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed (i) if the Common Stock is quoted or listed or admitted to trading on any national securities exchange or quotation system, on the basis of the last sales price of the Common Stock on such exchange or quotation system (or the quoted closing bid price if there shall have been no sales) on the last business day immediately preceding the date of conversion, or (ii) if the Common Stock shall not be listed, on the basis of the fair market value per share as determined by the Board of Directors.

                  (c) In order to exercise the conversion privilege, the holder of any 9-7/8% Preferred Stock to be converted shall surrender its certificate or certificates therefore to the Corporation at its principal office, and shall give written notice to the Corporation at such office that the holder elects to convert the 9-7/8% Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the

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certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. The date of receipt by the Corporation of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for 9-7/8% Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holder, or on its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 6(b) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and, if less than all shares of 9-7/8% Preferred Stock represented by the certificate or certificates so surrendered are being converted., a residual certificate or certificates representing the shares of 9-7/8% Preferred Stock not converted.

                  (d) The Corporation shall at all times when the 9-7/8% Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the 9-7/8% Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding 9-7/8% Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the 9-7/8% Preferred Stock, the Corporation will lake any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid arid non-assessable shares of such Common Stock at such adjusted Conversion Price.

                  (e) Upon any conversion, all accrued and unpaid. dividends on the 9-7/8% Preferred Stock surrendered for conversion shall be paid at the election of the Corporation, in cash or in shares of Common Stock. In the event such dividends are paid in additional shares of Common Stock, the number of shares of Common Stock to be issued in payment of the dividend with respect to each outstanding share of Common Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by an amount equal to the Conversion Price, To the extent that any such dividend would result in the issuance of a fractional share of Common Stock (which shall be determined with respect to the aggregate number of shares of Common Stock held of record by each holder), then the amount of such fraction multiplied by the Conversion Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). Notwithstanding the foregoing, holders of shares of 9-7/8% Preferred Stock whose shares are converted following the record date for the payment of a quarterly dividend and prior to the Dividend Payment Date with respect to such record date shall not be entitled to the quarterly dividend, payment for the quarterly dividend period ending on such Dividend Payment Date if such conversion is an Optional Conversion, but shall be entitled to such quarterly dividend payment if such conversion is a Mandatory Conversion. A holder of shares of 9-7/8% Preferred Stock surrendered for Optional Conversion in the circumstances described in the preceding sentence shall pay the Corporation a cash amount equal to the amount of such quarterly dividend at the time such holder surrenders its shares for conversion and such holder shall be entitled to retain the quarterly dividend payment received from the Corporation;

provided, however, that in the event the Corporation shall fail to pay such quarterly dividend payment, the Corporation shall promptly refund the cash amount paid by the holder to the Corporation at the time such holder surrendered its shares for conversion.

                  (f) All shares of 9-7/8% Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon. Any shares of 9-7/8% Preferred Stock so converted, shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized 9-7/8% Preferred Stock accordingly.

                  (g) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant to this Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in the name other than that in which the shares of 9-7/8% Preferred Stock so converted were registered and no such issue and delivery shall be made unless and until the person. requesting such issue has paid to the Corporation the amount of any tax, or has established, to the satisfaction of the Corporation, that such tax has been paid,

                  7. ANTI-DILUTION PROVISIONS. The Conversion Price shall be adjusted from time to time by the Corporation as follows:

                  (a) In case the Corporation shall hereafter pay a dividend or make a distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

                  (b) In case the Corporation shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the record date for determination of the stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date fixed for determination of stockholders entitled to receive such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered for subscription or purchase (pursuant to such rights or warrants) would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of stockholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such reduction shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and the minimum aggregate amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in good faith as described in a resolution of the Board.

                  (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, stmh reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Corporation (other than any dividends or distributions to which Section 7(a) applies) or evidences of its indebtedness or assets (including securities of the Corporation or any subsidiary, including rights or warrants, but excluding any rights or warrants referred to in Section 7(b), and excluding any dividend paid exclusively in cash (any of the foregoing hereinafter in this Section 7(d) called the "Securities")), then, in each such case (unless the Corporation elects to reserve such Securities for distribution to the holders of 9-7/8% Preferred Stock upon conversion so that any holder converting will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had converted its 9-7/8% Preferred Stock into Common Stock immediately prior to the Record Date (as defined in Section 7(g)(iv)) for such distribution of the Securities), the

Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect on the Record Date with respect to such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on such Record Date less the fair market value (as determined by the Board in good faith, whose determination shall be conclusive, and described in a resolution of the Board a copy of which will be provided to the holders of the 9-7/8% Preferred Stock) on the Record Date of the portion of the Securities distributed applicable to one share of Common Stock and the denominator of which shall be the Current Market Price per share of the Common Stock on such Record Date, such reduction to become effective immediately prior to the opening of business on the day following such Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of 9-7/8% Preferred Stock shall have the right to receive upon conversion the amount of Securities such holder would have received had such holder converted its 9-7/8% Preferred Stock into Common Stock immediately prior to the Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such, dividend or distribution had not been declared. If the Board determines the fair market value of any distribution for purposes of this Section 7(d) by reference to the actual or when issued trading market for any Securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

                  Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not immediately exercisable; and
(iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7 (and no adjustment to the Conversion Price under this Section 7 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 7(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate of Designation, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this
Section 7 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

                  No adjustment of the Conversion Price shall be made pursuant to this Section 7(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event or other event of the type described in the preceding paragraph to the extent that such rights or warrants are actually distributed, or reserved by the Corporation for distribution, to holders of 9-7/8% Preferred Stock upon conversion by such holders of 9-7/8% Preferred Stock to Common Stock. For purposes of this Section 7(d) and Sections 7(a) and (b), any dividend or distribution to which this Section 7(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Price reduction required by this Section 7(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 7(a) and (b) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distribution," "the date fixed for the deter of stockholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of Sections 7(a) and (b), and (B) any shares of Common Stock included in such. dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of Section 7(a).

                  (e) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding (x) any regular quarterly cash dividend on the Common Stock payable from the earnings of the Company to the extent the annualized rate of such cash dividend does not exceed the Maximum Permitted Dividend Rate (as defined below), and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then, in such case, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on the Record Date less the amount of cash so distributed (and not excluded as provided above or as set forth in the last two sentences of this paragraph) applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price of the Common Stock, such reduction to be effective immediately prior to the opening of business on the day following the Record Date; provided, however, that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of 9-7/8% Preferred Stock shall have the right to receive upon conversion, out of funds legally available therefore, the amount of cash such holder would have received had such holder converted such 9-7/8% Preferred Stock or the Record Date. If such dividend or distribution is not so paid or made, the Conversion Price shill again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. If any adjustment is required to be made as set forth in this Section 7(e) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto, If an adjustment is required to be made as set forth in this Section 7(e) above as a result of a distribution that is not a quarterly dividend, such. adjustment shall be based upon the full amount of the distribution.

                  The "Maximum Permitted Dividend Rate" shall mean an annualized dividend rate of $0.80 per share of Common Stock (as adjusted to appropriately reflect any of the events referred to in Sections 7(a) or 7(c)) (the "Current Rate"). The Maximum Permitted Dividend Rate will be adjusted to a rate in excess of the Current Rate only on the following terms:

                  (i) if the regular dividend mate on the Common Stock is reduced to a rate less than the Current Rate, the regular dividend rate may thereafter be increased but (except as provided in clause (ii) below) not to an annualized rate exceeding the Current Rate.

                  (ii) Having been reduced as contemplated by clause (i), if the annualized dividend rate on the Common Stock is increased to the Current Rate, it may not thereafter be increased to a rate greater than the Current Rate for a period of four consecutive quarters. Thereafter, the Maximum Permitted Dividend Rate shall increase annually at a rate of increase of 10% per annum.

                  (iii) If the regular dividend rate on the Common Stock is not reduced as contemplated in clause (i), the Maximum Dividend Rate shall increase annually at a rate of increase of 10% per annum for the dividend period commencing October 1, 2002.

                  (f) In case a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a fair market value (as determined by the Board, whose determination shall be conclusive and described in a resolution of the Board) that as of the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration. Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied, by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator of which shall be the sum of (x) the fair market value (determined, as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the tenns of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, upto any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the Trading Day following the Expiration Time, If the Corporation is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.

                  (g) For purposes of this Section 7, the following terms shall have the meaning indicated:

                  (i) "Closing Price" with respect to any security on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid arid asked prices, regular way, in each case as quoted on the New York Stock Exchange or, if such security is not quoted or listed or admitted to trading on such New York Stock Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose, or a price determined in good faith by the Board.

                  (ii) "Current Market Price" shall mean the arithmetic average of the daily Closing Prices per share of Common Stock for the 10 consecutive Trading Days immediately prior to the date in question.

                  (iii) "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

                  (iv) "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

                  (v) "Trading Day" shall mean (x) if the applicable security is quoted or listed or admitted for trading on the New York Stock Exchange or another national securities exchange or quotation system, a day on which the New York Stock Exchange or such other national securities exchange or quotation system is open for business or (y) if the applicable security is not so quoted, listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  (h) In case the Corporation shall agree or resolve to issue, or issue or sell, or shall be deemed to have issued or sold, within nine months after the date of issuance of the 9-7/8% Preferred Stock:

                           (i)      any shares of Common Stock without
         consideration or for consideration per share less than the Conversion Price in effect on the date of and immediately prior to such agreement, resolution, issuance or sale;

                           (ii) any options, warrants or other rights to subscribe for or purchase shares of Common Stock with an exercise or purchase price per share less than the Conversion Price in effect on the date of and immediately prior to such agreement, resolution, issuance or sale; or

                           (iii)    any securities convertible into or
         exchangeable for Common Stock or otherwise entitling the holder thereof to acquire (whether for consideration or otherwise) or requiring the Corporation to issue in respect thereof, Common Stock with a conversion or exchange price per share of Common Stock less than the Conversion Price in effect on the date of and immediately prior to such agreement, resolution, issuance or sale, then the Conversion Price shall be reduced to a price equal to the amount of such consideration or price (as applicable), effective from the date of such issuance or sale. The foregoing provisions shall not apply to the issuance of options pursuant to the Corporation's stock option or employee benefit plans, or the exercise of any options issued pursuant to such plans. In determining (I) the aggregate offering price of such shares of Common Stock, (II) whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a purchase price per share less than the Conversion Price in effect on the date of and immediately prior to such issuance or sale and (III) whether any securities are convertible into or exchangeable for, or otherwise entitling the holder thereof to acquire, Common Stock with a conversion or exchange price per share of Common Stock less than the Conversion Price in effect on the dare of and immediately prior to such issuance or sale, in each such case, there shall be taken into account any consideration received by the Corporation in connection with such issuance or sale of Common Stock, rights, warrants or other securities and the minimum aggregate amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board in good faith as described in a resolution of the Board.

                  (i) If, on or after the successful completion of the remarketing of the March 2001 Preferred Stock, conducted in accordance with the terms of the Williams Preferred Stock Remarketing Registration Rights and Support Agreement, dated as of March 28, 2001, by and among the Corporation, Williams Share Trust, WCG Note Trust, United. States Trust Company of New York and Credit Suisse First Boston Corporation (or any successor agreement), the conversion price per share of Common Stock for the March 2001 Preferred Stock (as measured by the amount of liquidation preference or stated value required to be surrendered per share of Common Stock) is less than the Conversion Price then in effect, the Conversion Price shall be reduced so as to equal such conversion price per share of Common Stock of the March 2001 Preferred Stock. The reduction of the Conversion Price hereunder shall be effective as and from the date the conversion price of the March 2001 Preferred Stock is established.

                  (j) The Corporation may (but is not obligated to) make such reductions in the Conversion Price, in addition to those required by this Certificate of Designation as the Board considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

                  To the extent permitted by applicable law, the Corporation from time to time may (but is not obligated to) reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall, be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the 9-7(8% Preferred Stock a notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

                  (k) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments that by reason of this Section 7(k) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-hundredth (1/100) of a share, as the case may be. No adjustment need be made pursuant to any provision of this Section 7 for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest. To the extent the 9-7/8% Preferred Stock becomes convertible into cash, assets, property or securities (other than capital stock of the Corporation), no adjustment need be made thereafter as to the cash, assets, property or such securities. Interest will not accrue on the cash into which shares of 9-7/8% Preferred Stock may be convertible.

                  (1) Whenever the Conversion Price shall be adjusted as herein provided, the Corporation shall forthwith file at each office designated for the conversion of 9-7/8% Preferred Stock., a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of 9-7/8% Preferred Stock at his or its address appearing on the stock register. Failure to deliver such. notice shall not affect the legality or validity of any such adjustment.

                  (m) In any case in Which this Section 7 provides that an adjustment shall become effective immediately after (1) a record date for an event, (2) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to Section 7(a), or (3) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to Section 7(b) or (4) the Expiration Time for any tender or exchange offer pursuant to Section 7(f), (each a "Determination Date"), the Corporation may elect to defer until the occurrence of the relevant Adjustment Event (as hereinafter defined) (x) issuing to the holder of any share of 9-7/8% Preferred Stock converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities or assets issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu, of any fraction pursuant to
Section 6(b) or Section 6(e). For purposes of this Section 7(m), the term "Adjustment Event" shall mean:

                  (i) in any case referred to in clause (1) hereof, the occurrence of such event,

                  (ii) in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid Or made,

                  (iii) in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

                  (iv) in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

                  (n) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of outstanding scrip certificates, if any, issued by the Corporation in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                  (o) If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 7 arc not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the 9-7/8% Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such, provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion. Price as otherwise determined pursuant to any of the provisions of this Section 7 except in the case of a combination of shares of a type contemplated in
Section 7(e) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 7(c) hereof. The determination of the Board of Directors as to whether an adjustment should be made pursuant to the provisions of this Section 7(o), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation..

                  8. RECLASSIFICATIONS, CONSOLIDATION, MERGER OR SALE. If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 7(c) applies), (ii) any consolidation, merger or combination of the Corporation with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or Conveyance of all or substantially all of the properties and assets of the

Corporation to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common. Stock, then the 9-7/8% Preferred Stock shall be convertible into The kind and amount of shares of stock, other securities or other property or assets (including cash) that the holder of a share of 9-7/8% Preferred Stock would have received upon such reclassification, change, consolidation., merger, combination, sale or conveyance had such holder converted such share of 9-7/8% Preferred Stock into the number of shares of Common Stock issuable upon such conversion (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available for such conversion) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (but after giving effect to the adjustment of the Conversion Price required in Section 10(a)), assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination., sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change; consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purposes of this Section 8 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares),

                  The Corporation shall not enter into any transaction governed by this Section 8 unless (I) if the Corporation is not the entity surviving any such merger, consolidation or combination, the 9-7/8% Preferred Stock is converted into share's of preferred stock or equivalent equity securities of the entity surviving or resulting from such merger or consolidation having terms and conditions substantially similar to the terms and conditions of the 9-7/8% Preferred Stock in effect immediately prior to such merger or consolidation, but giving effect to the conversion adjustments contemplated in this Section 8 or
(II) if the Corporation survives such consolidation, merger or sale, the entity into whose securities or assets the 9-7/8% Preferred Stock becomes convertible pursuant to this Section 8, if other than the Corporation shall agree to honor the conversion rights provided in this Section 8.

                  The above provisions of this Section 8 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

                  If this Section 8 applies to any event or occurrence, Section 7 shall not apply.

                  9. MANDATORY CONVERSION. On or alter March 27,2017, the Corporation may, by giving notice to the holders of 9-7/8% Preferred Stock (the "Forced Conversion Notice"), convert each share of 9-7/8% Preferred Stock held by such holder (the "Mandatory Conversion") into the number of shares of the Common Stock (the "Mandatory Conversion Rate") equal to the Stated Value plus all accrued and unpaid dividends to the date of conversion (whether or not declared) divided by the Conversion Price then in effect; provided that in order to be allowed to exercise this right to compel Mandatory Conversion, the average of the last reported Closing Prices (as defined in Section 7(g)) for the Common Stock for the 20 day

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period ending not more than 10 days prior to the date of the giving of the
Forced Conversion Notice must be greater than 1 28% of the Conversion Price then in effect. Such conversion shall be effective as of the date (the "Mandatory Conversion Date") the Forced Conversion Notice is given by the Corporation and the holders of 9-7/8% Preferred Stock shall promptly surrender their certificates evidencing their ownership of 9-7/8% Preferred Stock for Common Stock certificates. The provisions of Section 6 shall be applicable to any Mandatory Conversion.

                  10.      OPTIONAL REDEMPTION

                  (a) Upon a Merger (as defined below), the Corporation may, upon written notice (the "Redemption Notice") to the holders of 9-7/8% Preferred Stock, redeem all, but not less than all, of the then outstanding shares of 9-7/8% Preferred Stock (the "Optional Redemption") for cash at a redemption price per share equal to 120% of the Stated Value plus accrued and unpaid dividends (whether or not declared) (the "Redemption Price"). The Redemption Notice shall be given no later than 10 business days following the consummation of the Merger. In the event the value of the consideration paid per share to holders of Common Stock in such Merger (the "Merger Consideration") is less than the Conversion Price in effect on the date of and immediately prior to such Merger, then the Conversion Price shall be reduced to a price equal to the value of the Merger Consideration. In the event the Merger Consideration payable to holders of Common Stock is not entirely in cash, the value to be ascribed to the Merger Consideration per share for purposes of this Section 10 shall be the Current Market Price of the Common Stock on the date the Merger occurs. "Merger" shall be deemed to have occurred when the Corporation consolidates with or merges into any other person or any other person merges into the Corporation or conveys, transfers or leases all or substantially all of its assets to any person other than a subsidiary or subsidiaries, and the outstanding Common Stock of the Corporation is changed or exchanged into other assets or securities as a result, unless the shareholders of the Corporation immediately before such transaction owns directly or indirectly immediately following such transaction, more than 50% of the combined voting power of the outstanding voting securities of the person resulting from such transaction or the transferee person.

                  (b) The Corporation shall mail the Redemption Notice, postage prepaid, to each bolder of record of 9-7/8% Preferred Stock to be redeemed, at his or its post office address last shown on the books of the Corporation, notifying such holder of the date of the Optional Redemption, which shall be at least 30 days but not more than 45 days after such notice (the "Redemption Date"), the Redemption Price and the date on which such holder's conversion rights (pursuant to Section 6 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed. On or prior to the Redemption Date, each holder of 9-7/8% Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the 9-7/8% Preferred Stock designated for redemption in the Redemption Notice as holders of 9-7/8% Preferred Stock (except the right to receive the Redemption Price without interest upon

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

surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (c) If the Corporation is unable on the Redemption Date to redeem all of the shares of 9-7/8% Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall be permitted to redeem only as many shares of 9-7/8% Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them.

                  (d) Except as provided in Section 10(a) hereof, the Corporation shall have no right to redeem the shares of 9-7/8% Preferred Stock, Any shares of 9-7/8% Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the 9-7/8% Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

                  11. ACTIONS NOT REQUIRING CONSENT. No consent of the holders of the 9-7/8% Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) subject to Section 5, the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior upon liquidation or as to the payment of dividends to the 9-7/8% Preferred Stock or (c) any increase or decrease in the amount of authorized shares of Common Stock or blank check Preferred Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

                  12. EXCLUSION OF OTHER RIGHTS. Unless otherwise required by law, shares of this series of Preferred Stock shall not have any relative rights, powers or preferences or other special rights other than those specifically set forth in this Certificate of Designation or otherwise in the Certificate of Incorporation.

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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate of Designation of 9-7/8% Cumulative Convertible Preferred Stock to be duly executed by its President this 27th day of March, 2002.

                                       THE WILLIAMS COMPANIES, INC.

                                       By: /s/   Steven J. Malcolm
                                          ---------------------------------
                                          Name:  Steven J. Malcolm
                                          Title: President

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